UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549



                                FORM 8-K

                             CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934




                           October 31, 2000
            Date of Report (Date of earliest event reported)



                    Golden Triangle Industries, Inc.
         (Exact name of registrant as specified in its charter)


                               0-8301
                        (Commission File No.)


      Colorado                                         25-302097
State or other jurisdiction                         (IRS Employer
   of incorporation)                                    Id. No.)



259 Plaza Drive, Suite D, Oviedo, FL                     32765
Address of principal executive offices                (Zip code)



Registrant's telephone number,         (407) 366-9668;
      including area code          fax (407) 366-9688


                                     1

ITEM 2:  ACQUISITION OR DISPOSITION OF ASSETS

    On October 30, 2000, the Whitemark Homes, Inc., a wholly owned subsidiary of the Company, closed the acquisition of approximately 70 acres of land near Disney World in Orlando, Florida from Glenbrook Ventures, LLC., an unrelated entity.

     This property, the "Glenbrook" development, will be developed from its current raw land state to that of a community of vacation homes. It is expected that homes built on the property will be targeted towards accommodating family vacation travelers from the U.S., Europe, and South America. With its proximity to Orlando's major theme parks, shopping, and other attractions, this project is expected to be well received. This property is expected to yield 266 individual homes with total sales value after build-out estimated to be $50,540,000.

     Although this market niche is new to the Company, the purchase of this property is a continuation of Whitemark's 20 years of developing raw land into high-quality residential developments.

     The purchase price for this property totaled $2,660,000. Financing for this purchase was as follows: cash - $50,000, 200,000 shares of common stock of Golden Triangle Industries, Inc. valued at $500,000, and a bank loan of $2,110,000 from the Peoples First Community Bank. This bank has also agreed to provide financing for the development costs (roads & utilities). The loan is set up as annually renewable with interest tied to the New York Wall Street Journal Prime Rate plus 1/2%.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    None required




                       SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 GOLDEN TRIANGLE INDUSTRIES, INC.


February 22, 2001                 /s/ Robert B. Early
                                  Robert B. Early
                                  Chief Financial Officer

                                     2